Exhibit 21

WHOLLY- OWNED SUBSIDIARIES OF ELBIT VISION SYSTEMS LTD.

	Name of Subsidiary	Jurisdiction of Incorporation
1.	Elbit Vision Systems US, Inc.	Delaware, USA
2.	Panoptes Ltd.	Israel